Exhibit 99.1

Belden Announces €300 Million Private Offering of

Senior Subordinated Notes

September 11, 2017

ST. LOUIS – (BUSINESS WIRE) – Belden Inc. (NYSE: BDC) today announced that, subject to market conditions, it intends to offer €300 million in aggregate principal amount of senior subordinated notes due 2025 for sale to eligible purchasers in a private offering (the “Notes Offering”).

Belden intends to use the net proceeds from the Notes Offering along with cash on hand to fund its concurrent cash tender offer for up to €300 million in aggregate principal amount of its outstanding 5.5% senior subordinated notes due 2023 (“2023 Notes”). To the extent Belden purchases less than €300 million aggregate principal amount of the 2023 Notes in the tender offer, it intends to redeem an amount of the 2023 Notes, which when combined with the 2023 Notes tendered and purchased in the tender offer, will equal €300 million. The Notes Offering is not conditioned on the consummation of the tender offer at any minimum level of acceptance.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for resale to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The tender offer is not open to U.S. persons (as defined under the Securities Act) or persons resident or located in the United States. This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell the 2023 Notes, which are the subject of the above-referenced cash tender offer.

In connection with the Notes Offering, the initial purchasers may engage in stabilizing transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. Any stabilization action must be conducted in accordance with all applicable laws and rules.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia.

Source: Belden Inc.

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com